EXHIBIT 23.1


                 CONSENT OF INDEPENDENT AUDITORS



We consent to the references to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement on Form S-8 of Time Warner Inc. (formerly named TW Inc.)("Time Warner") relating to its Common Stock and associated rights to purchase Series A Participating Cumulative Preferred
Stock to be issued pursuant to the terms of the Time Warner
Thrift Plan and to the incorporation by reference therein of (i) our reports dated February 6, 1996, with respect to the consolidated financial statements and schedules of Time Warner (referred to therein as "Old Time Warner") and Time Warner Entertainment Company, L.P., and our report dated March 3, 1995 with respect to the combined financial statements of the Time Warner Service Partnerships, incorporated by reference from Time Warner's Annual Report on Form 10-K for the year ended
December 31, 1995, as amended by Time Warner's Form 10-KA, dated June 27, 1996, and (ii) our report dated March 8, 1996, with respect to the consolidated financial statements and schedule of Cablevision Industries Corporation and Subsidiaries, and our reports dated July 28, 1995, with respect to the financial statements of Newhouse Broadcasting Cable Division of Newhouse Broadcasting Corporation and Subsidiaries and Vision Cable
Division of Vision Cable Communications, Inc. and Subsidiaries, from Time Warner's Current Report on Form 8-K dated August 14, 1996, filed with the Securities and Exchange Commission.


                                        ERNST & YOUNG LLP

New York, New York

October 10, 1996